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                                                                    Exhibit 21.1

                              List of Subsidiaries

BROKAT Asia Pte. Ltd., Singapore

BROKAT Ltd., United Kingdom

BROKAT Americas, Inc., USA (Includes the former operations of Transaction
   Software Technologies, Inc.)

BROKAT Systeme AG, Switzerland

BROKAT Infosystems Ges.m.b.H., Austria

BROKAT Italy SRL, Italy

GO-Solutions GmbH, Germany

MeTechnology AG, Germany (In the process of being merged into its parent company; subject to the fulfillment of all of the merger conditions under German Law)

MeTechnology Europe GmbH, Germany (In the process of being merged into its parent company; subject to the fulfillment of all of the merger conditions under German Law)

MeTechnology Kft., Hungary

Brokat Australasia Pty. Ltd., Australia (Subject to completion of organizational formalities)

Brokat Infosystems s.a.r.l., Luxembourg

Fernbach Financial Software S.A., Luxembourg (Acquisition of 100%) is subject to completion of formalities under applicable law)

BROKAT Japan K.K., Japan (Subject to completion of organizational formalities)